                                                                    Exhibit 99.1




  ROUGE INDUSTRIES, INC. RESPONDS TO RECENT MARKET ACTIVITY IN ITS COMMON STOCK

     DEARBORN, Mich., Oct. 27 -- Rouge Industries, Inc. (OTC Bulletin Board:
RGID - News) announced today that while it is not the Company's policy to comment on market rumors, in view of the recent trading activity in the Company's stock, the Company has decided to issue the following statement:

     As reported in the press, the Company has entered into a non-binding letter of intent with Severstal. The Severstal transaction is subject to a number of significant conditions, including receipt of Bankruptcy Court approval after the conduct of an auction. There can be no assurance the proposed Severstal transaction or any other transaction will be consummated nor can there be any assurance that any such transaction will yield sufficient proceeds after the payment of all debts and expenses to make any distribution to stockholders. Indeed, it is likely that there will be no recovery for the Company's stockholders. The Company does not intend to comment further on these matters.

Safe Harbor Statement

This press release contains forward-looking information about the Company. A number of factors could cause the Company's actual results to differ materially from those anticipated, including changes in the general economic or political climate, the supply of or demand for and the pricing of steel products in the Company's markets, plant operating performance, product quality, potential environmental liabilities, the availability and prices of raw materials, supplies, utilities and other services and items required by the Company's operations, the level of imports and import prices in the Company's markets, the availability of sufficient cash to support the Company's operations and higher than expected costs. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission.